Exhibit 10.1

EXECUTION VERSION

Amended and Restated Joint Venture Agreement

Kelly Services, Inc.

Persol Asia Pacific Pte. Ltd.

PERSOLKELLY Pte. Ltd.

Dated 14 FEBRUARY 2022

Date	14 February 2022

Parties	Kelly Services, Inc., a company incorporated in Delaware whose principal place of business is at 999 W. Big Beaver Road, Troy, Michigan 48084, USA (“Kelly”);

Persol Asia Pacific Pte. Ltd. (Company Registration No. 201942969G), a company incorporated in Singapore and having its registered office at 8 Marina View, #11-01 Asia Square Tower 1, Singapore 018960(“PAPAC”); and

PERSOLKELLY Pte. Ltd., a company incorporated in Singapore (registered number 201717312Z) with its registered office at 8 Marina View #11-01 Asia Square Tower 1 Singapore 018960 (the “Company”).

RECITALS

(A)	Kelly, Persol and KSG entered into the joint venture agreement dated 11 April 2016 (Original JVA);

(B)	Kelly, Persol and KSG entered into an amendment to the joint venture agreement, dated 15 May 2018, to amend the Original JVA (First Amendment to the Original JVA);

(C)	Kelly, Persol and KSG entered into a second amendment to the joint venture agreement, dated 3 July 2018, to further amend the Original JVA (Second Amendment to the Original JVA);;

(D)	Kelly, Persol, KSG and the Company entered into a novation agreement dated 1 December 2018 to novate the Original JVA to Kelly, Persol and the Company (JVA Novation Agreement);

(E)	Kelly, Persol and the Company entered into a third amendment to the joint venture agreement, dated 1 April 2020, to further amend the Original JVA (Third Amendment to the Original JVA);

(F)	Kelly, Persol and the Company entered into a fourth amendment to the joint venture agreement, dated 24 June 2020, to further amend the Original JVA (Fourth Amendment to the Original JVA);

(G)	Kelly, Persol and the Company entered into a fifth amendment to the joint venture agreement, dated 4 August 2020, to further amend the Original JVA (Fifth Amendment to the Original JVA);

(H)	Kelly, Persol, PAPAC and the Company entered into a novation agreement dated 30 March 2020 to novate the Original JVA, as amended, to Kelly, PAPAC and the Company (Second JVA Novation Agreement);

(I)	Kelly and PAPAC entered into a sale and purchase agreement dated on or around the date hereof under which PAPAC has purchased an additional 46.5% of the shares in the Company from Kelly (the SPA).

(J)	Kelly, PAPAC and the Company wish to replace the Original JVA with this Agreement to reflect, amongst other things, the change in each Shareholder’s Equity Proportion in accordance with the SPA.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	Defined terms

In addition to terms defined in this Clause 1.1 or elsewhere in this Agreement, to the extent used in this Agreement and unless the contrary intention appears, the definitions set out in Schedule 7 apply to this Agreement.

“Agreement” means this Joint Venture Agreement as may be amended from time to time in accordance with the provisions herein;

“Business” means the business carried on by the Group;

“Persol Group” means the group of companies comprising Persol, any holding company from time to time of Persol and any direct or indirect subsidiary of Persol (excluding the Group Companies) or of any such holding company and “member of the Persol Group” shall be construed accordingly;

“Reserved Matters” means those matters listed in Schedule 1;

“Sale Shares” in relation to either Shareholder, means Shares held by such Shareholder together with any other securities, loan notes issued by or loan receivables from any Group Company at the relevant time;

“Shareholder” means Kelly or PAPAC and/or any other shareholder of the Company from time to time including any person to whom Shares are transferred or issued in accordance with this Agreement (or who is a successor to Kelly or PAPAC or such other person where a Termination Notice under Clause 13.4 has not been served in connection with a merger or consolidation) from time to time and “Shareholders” shall be construed accordingly;

“Shareholder Group” means the Kelly Group or Persol Group as applicable; and

“Surviving Provisions” means Clause 1 and Clauses 15 to 28.

1.2	Statutory provisions

All references to statutes, statutory provisions or enactments shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision or enactment of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the liability of any Party to another under this Agreement.

1.3	Parties, Recitals, Schedules, etc.

References to this Agreement include the Recitals, Schedules and Annexures which form part of this Agreement for all purposes. References in this Agreement to the Parties, the Recitals, Schedules, Annexures and Clauses are references respectively to the parties to this Agreement and their legal personal representatives, successors and permitted assigns, the recitals, Schedules, annexures to and clauses of this Agreement.

1.4	Meaning of references

Save where specifically required or indicated otherwise:

(a)

words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)

references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c)

references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(d)

references to any Singapore statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall in respect of any jurisdiction other than Singapore (including the jurisdiction of incorporation of a member of the Group) be deemed to include that which most nearly approximates in that jurisdiction to the Singapore statutory provision or legal term or other legal concept, state of affairs or thing;

(e)

references to “indemnify” and to “indemnifying” any person against any Losses by reference to any matter, event or circumstance includes indemnifying and keeping that person indemnified against all Losses from time to time made, suffered or incurred as a direct consequence of that matter, event or circumstance;

(f)	a reference to a document (including this Agreement) is a reference to that document (including any schedules and annexures) as amended, consolidated, supplemented, novated or replaced;

(g)	references to “SGD”, “Singapore dollars” or “SG$” are to the lawful currency of Singapore from time to time; and

(h)	except where otherwise provided, references to times of the day are to that time in Singapore and references to a day are to a period of 24 hours running from midnight to midnight.

1.5	Headings:

(a)	Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

(b)	No rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of, or seeks to rely on, this Agreement or any part of it.

1.6	Number of Shareholders

The Parties acknowledge that this Agreement has been prepared on the basis that the Company has two shareholders. If at any time the number of Shareholders is greater than two, the Parties agree to review the provisions hereof and make such amendments as may be necessary to reflect such change.

2.	EFFECTIVENESS OF THIS AGREEMENT

The Original JVA as amended by the First Amendment to the Original JVA, the Second Amendment to the Original JVA, the Third Amendment to the Original JVA, the Fourth Amendment to the Original JVA and the Fifth Amendment to the Original JVA, and as novated by JVA Novation Agreement and the Second JVA Novation Agreement, shall be replaced with and superseded in their entirety by this Agreement at 10 a.m. Singapore time on 1 March 2022 (or at such other time and/or on such other date as the Parties may agree).

3.	THE BUSINESS

3.1	[Intentionally blank]

3.2	The Business Plan

The Business shall be conducted in accordance with the Business Plan and on sound commercial profit-making principles with the aim of generating the maximum achievable maintainable profits available for distribution to the extent consistent with good business practice.

3.3	Shareholders’ Obligations

In consideration of the mutual obligations of the Shareholders contained in this Agreement, and except as the Shareholders may otherwise agree in writing or save as otherwise set out under this Agreement, each of the Shareholders shall exercise its voting rights for the time being in the Company and take such steps as for the time being lie within its powers to procure that:

(a)	each Group Company carries on its business and conducts its affairs in a proper and efficient manner for its own benefit;

(b)

the Company, and the Directors appointed by that Shareholder under Clause 4, will comply with the provisions of this Agreement and the Constitution and will act in such manner and achieve the full intent and purpose of this Agreement;

(c)

the business of each Group Company shall be carried on pursuant to the policies set out under this Agreement or laid down from time to time by the Board, which shall hold Board meetings in accordance with Clause 4 and the Constitution;

(d)

if any Group Company requires any approval, consent or license for the carrying on of its business in the places and in the manner in which it is for the time being carried on or proposed to be carried on, such Group Company will use its best endeavours to obtain the same and maintain the same in full force and effect;

(e)	the Company is treated for all purposes, including taxation, as resident in Singapore; and

(f)

each Group Company shall (i) maintain appropriate directors’ and officers’ liability insurance for each of its directors; (ii) maintain adequate insurance with a reputable insurer against all risks usually insured against by companies carrying on the same or similar business to the Business and for the full replacement or reinstatement value of all its insurable assets; and (iii) without prejudice to the foregoing but subject to applicable laws, indemnify each such director in full for any Losses suffered as a result of any liabilities (civil or criminal) incurred by such director as a director of such Group Company, whether in respect of negligence, default, breach of duty or otherwise.

4.	DIRECTORS AND MANAGEMENT

4.1	Supervision by the Board

The Board shall have responsibility for the overall direction, supervision and management of the Company and the Business save in respect of those matters which are specifically reserved in Clauses 7 and 8 for the Shareholders. The Board shall take all necessary steps to ensure that the business of the Group is managed in accordance with this Agreement, the Constitution, the Business Plan and the Anti-Corruption Policies.

4.2	Composition of the Board

PAPAC shall have the sole power to appoint and dismiss the Directors. For the avoidance of doubt, the Board shall have the sole power to appoint and dismiss any directors or other officers of any other entities in the Group.

4.3	[Intentionally blank]

4.4	[Intentionally blank]

4.5	Remuneration

The Directors may be entitled to reasonable and customary remuneration in their capacity as directors of the Company as determined from time to time by the Board.

4.6	[Intentionally blank]

4.7	Indemnity

Any Shareholder removing a Director (including any Directors removed or resigning on the date of this Agreement) shall be responsible for and agrees to indemnify the other Shareholder and the Company on demand against all Losses which the other Shareholder or the Company may suffer or incur arising out of, or in connection with, any claim by the Director for wrongful or unfair dismissal or redundancy or other compensation arising out of the Director’s removal or loss of office.

4.8	Board meetings

Meetings of the Board shall be properly convened and held at such times as may be determined by the Board and in any event not less than three times annually.

4.9	Notice

Except (i) in the case of an emergency (in which case the notice convening the meeting must indicate the nature of, and the reasons for, the emergency), or (ii) otherwise with the consent of at least two Directors, at least five Business Days’ written notice of each meeting of the Board must be given to each Director by the Chairman or any Director.

4.10	Agenda

A notice of a Board meeting must be accompanied by an agenda of all the business to be transacted at the meeting. Any matter not on the agenda may not be raised at the meeting unless all the Directors present at such meeting agree.

4.11	Location

Each meeting of the Board must be held at the place set out in the notice of meeting, or if not specifically set out the Company’s registered office from time to time.

4.12	Quorum

The quorum at any Board meeting shall be at least two Directors present. If a quorum is not present at a Board meeting within 30 minutes of the time appointed for the start of the meeting, the meeting will be adjourned to the same time and place on the same day in the following week. If a quorum is not present at the reconvened meeting within 30 minutes of the time appointed for the start of the meeting those present will be taken to constitute a quorum for the purposes of that meeting only.

4.13	Conduct of Board meetings

Meetings of the Board may be conducted by holding a meeting in person or by telephone or audio-visual conference or such other method of simultaneous communication by electronic, telegraphic, or other means which enables all persons participating in the meeting to hear and be heard at all times by all other participants.

4.14	Voting

Subject to Clause 8, the Board shall decide on matters by simple majority vote. Each Director shall have one vote. In the event of an equality of votes, the Chairman will have a second deciding vote.

4.15	Written resolutions

Subject to Clause 8, the Board may pass a resolution without a meeting of the Directors being held if all the Directors entitled to vote on the resolution sign, or indicate their approval in writing of, the relevant matter being resolved. Such resolution may be circulated and approved in physical form or otherwise by fax, email or other forms of electronic communication.

4.16	Chairman

The chairman of the Board shall be appointed by PAPAC (the “Chairman”). If the Chairman is not present at any meeting of the Board, the Directors present may appoint any one of the Directors to act as Chairman for the purposes of the meeting.

4.17	CEO and CFO

(a)	PAPAC may nominate one of the Directors or any other person as the chief executive officer of the Company (“CEO”).

(b)	PAPAC may nominate one of the Directors or any other person as the chief financial officer of the Company (“CFO”).

(c)	The Board shall agree the terms of reference for the CEO and CFO.

4.18	Other Officers

(a)

Subject to Clause 4.17, the Board may appoint, remove and replace any officers of the Company, including chief operating officers and other senior managers (“Officers”) as the Board determines. Without limiting the foregoing, the Board shall be responsible for:

(i)	determining the most appropriate persons to be appointed as Officers; and

(ii)	delegating to Officers appropriate authority in relation to the operations of the Group.

(b)	Directors may be appointed and serve as Officers.

4.19	Secretary

The Company shall have a secretary. The secretary of the Company shall be appointed by the Board.

4.20	Committees

The Board may form or constitute one or more committees.

4.21	Group Companies

The Board shall be responsible for:

(a)

the approval and removal of the directors, officers (including legal representative, supervisor, secretary, shareholder representative and any similar position) and senior managers of the Group Companies (other than the Company); and

(b)	the granting of such directors, officers and senior managers with such authority in relation to the operations of the Group as the Board determines.

5.	CONFLICTS OF INTEREST AND DUTIES OF DIRECTORS

5.1	Conflicts between Interests and Company rights

Subject to Clause 5.2, a Director who has an Interest in any matter is not entitled to exercise any right or power to prevent any Group Company from enforcing its rights or defending itself in relation to that matter.

5.2	Inherent Conflicts

The Parties acknowledge that:

(a)

a Director may have a direct or indirect Interest that conflicts, or possibly may conflict, with the Interests of the Company as a direct or indirect result of the Director’s relationship with the Shareholder who appointed him (or any member of that Shareholder Group) (“Inherent Conflict”);

(b)	a Director is authorised to have an Interest which constitutes an Inherent Conflict; and

(c)

a Director who is subject to an Inherent Conflict may, subject to any relevant provision in the Constitution, vote as a Director (and be counted in the quorum) on a resolution concerning any such situation and attend a meeting, or participate in any discussion, relating to that situation and receive information or advice received by the Company on such situations.

5.3	[Intentionally blank]

5.4	Duties of Directors

To the fullest extent permitted by applicable law, each Director shall be deemed to be the representative of the Shareholder appointing such Director and shall be permitted to act exclusively in the interests of and based upon instructions given by such Shareholder, without regard to the interests of the Company or the other Shareholder. Neither Shareholder shall make any claim or commence any action, suit or proceeding against a Director appointed by the other Shareholder based on the assertion of a breach of fiduciary duty or other legal obligation by such Director in acting in the interests of or upon instructions given by such other Shareholder.

6.	COMPLIANCE WITH AND PRECEDENCE OF THIS AGREEMENT

6.1

Each Shareholder must exercise all powers and rights available to that Shareholder as a holder of Shares in order to give effect to the provisions of this Agreement and to ensure that the Company complies with its obligations under this Agreement. References in this Agreement to the Shareholders procuring that the Company performs its obligations are to be interpreted accordingly.

6.2	Each Shareholder agrees that if any provision of the Constitution at any time conflicts or is inconsistent with the provisions of this Agreement:

(a)	the provisions of this Agreement are to prevail to the extent of the conflict or inconsistency;

(b)	the Constitution will be taken to be read and interpreted accordingly; and

(c)	the Constitution must be amended to the extent necessary in accordance with Clause 6.3.

6.3

Each Shareholder must exercise all powers and rights available to that Shareholder to procure the amendment of the Constitution to the extent necessary to remove any conflict with this Agreement, and to give effect to the provisions of this Agreement.

6.4

The Company is not required to comply with any obligation contained in this Agreement to the extent that to do so would constitute an unlawful fetter on the Company’s statutory powers. This does not affect the validity of the relevant provisions as between the other Parties or the respective obligations of the other Parties under this Clause 6.

7.	FINANCING

7.1	[Intentionally blank]

7.2	Additional subscriptions

The Company’s issued share capital may be increased from time to time in accordance with Clause 7.3.

Payment for any Shares subscribed under this Clause 7.2 shall be made upon the date required in accordance with the terms of issue to the bank account of the Company designated by the Company in writing.

7.3	New Share issuances

(a)

If the Board determines that the Group requires further funding, it may give written notice to each Shareholder (an “Offer Notice”) inviting the Shareholder to subscribe for those Shares. An Offer Notice must:

(i)

specify the aggregate number of Shares the Company proposes to offer for subscription (the “Offer Shares”), the issue price per Offer Share (the “Offer Price”), which, until 31 December 2024, shall not be less than USD [1.12] per Offer Share (as adjusted to take into account any stock split, stock dividend, combination of shares, recapitalization or similar transaction on or after the date of this Agreement), the aggregate proceeds to be received by the Company upon the issuance of the Offer Shares (the “Proceeds Amount”) and any other terms and conditions of the issue (the “Offer Terms”);

(ii)

state that, subject to the provisions of this Agreement, each Shareholder is entitled to subscribe for its Equity Proportion of the total number of Offer Shares at the Offer Price and on the Offer Terms (“Entitlement”);

(iii)	confirm the number of Offer Shares in the Shareholder’s Entitlement;

(iv)	specify the period for which the offer is open, which must be at least 10 Business Days (the “Offer Period”);

(v)

state that the Shareholder may apply for more Offer Shares than its Entitlement and will be liable to subscribe for up to the number of Offer Shares applied for if other Shareholders do not take up their full Entitlement;

(vi)

invite the Shareholder to apply for Offer Shares by giving written notice to the Company no later than 5.00 pm on the last day of the Offer Period, stating the number of Offer Shares for which the Shareholder wishes to subscribe (which may be greater than, equal to or less than the Shareholder’s Entitlement); and

(vii)	not be revoked unless otherwise decided by the Board.

Notwithstanding the foregoing, if requested in writing by either Shareholder with 10 Business Days after delivery of the Offer Notice, the fair value of the Offer Shares shall be determined by the Valuer (as defined in Clause 13.9) in accordance with the procedures set forth in Clause 13.9. If the fair value of the Offer Shares as so determined is greater than the Offer Price set forth in the Offer Notice, the Offer Price shall be increased to equal the fair value as so determined and the number of Offer Shares shall be decreased so that the Proceeds Amount to be received by the Company from the issuance of the adjusted number of Offer Shares is equal to the Proceeds Amount set forth in the Offer Notice. In such event, the Offer Period as set forth in the Offer Period will be deemed to commence when the determination of the Valuer is delivered to the Shareholders in accordance with Clause 13.9.

(b)	Allocation of Offer Shares

(i)

Each Shareholder that applies for Offer Shares in accordance with the provisions of this Agreement and the terms of the Offer Notice (a “Subscribing Shareholder”) will be issued the number of Offer Shares calculated under this Clause 7.3(b).

(ii)

If the total number of Offer Shares applied for by all Subscribing Shareholders is less than or equal to the total number of Offer Shares, the Company must issue to each Subscribing Shareholder the number of Offer Shares that it applied for.

(iii)

If the total number of Offer Shares applied for by all Subscribing Shareholders is more than the total number of Offer Shares, the Company must issue all of the Offer Shares to the Subscribing Shareholders, so far as practicable, to maintain each Shareholder’s Equity Proportion but so that no Subscribing Shareholder will be issued more Offer Shares than it applied for. For the avoidance of doubt, notwithstanding the previous sentence the Company shall be entitled to issue all of the Offer Shares even if as a result of doing so the Shareholders’ Equity Proportion changes.

(iv)	A Shareholder that does not apply in writing for any Offer Shares within the Offer Period is not entitled to subscribe for any Offer Shares.

(c)	Notice of outcome of the offer process

Within five Business Days after the end of the Offer Period, the Company must give notice to each Subscribing Shareholder, specifying:

(i)	the number of Offer Shares to be issued to that Subscribing Shareholder (the “Subscription Shares”) calculated under Clause 7.3(b);

(ii)	the subscription price payable by that Subscribing Shareholder for its Subscription Shares; and

(iii)

the proposed date for completion of the issue of the Offer Shares, which must be at least ten Business Days and no more than 15 Business Days after expiry of the Offer Period (the “Offer Closing Date”).

(d)	Closing of the offer process

On the Offer Closing Date:

(i)	each Subscribing Shareholder must pay the subscription price for its Subscription Shares to the bank account of the Company designated by the Company in writing;

(ii)	the Company must issue to each Subscribing Shareholder its Subscription Shares; and

(iii)

the Company must enter the name of each Subscribing Shareholder in the register of members of the Company as holder of its Subscription Shares and execute and deliver to each Subscribing Shareholder a share certificate representing its Subscription Shares.

7.4	Debt Finance

The Shareholders acknowledge that the Group may require further finance to fund its projected cash requirements under the Business Plan and agree that, subject to Clause 8, the Group may borrow additional sums from third party financial institutions on the most favourable terms available as to interest, repayment and security compatible with its needs, but shall not allow any prospective lender the right to participate in the share capital of the Group or otherwise in the Business as a condition or term of any loan or advance. PAPAC (or its group company) may fund the Group by granting loans on arms’-length terms as agreed between the Company and PAPAC (or its group company). Kelly shall not be required to grant any loans to the Group.

7.5	Financing of acquisitions

If the Board approves an acquisition by any Group Company of any part of the issued share capital or the business of any company, the Shareholders acknowledge and agree that the financing for such acquisition will be determined by the Board.

7.6	Guarantees

Except with the written consent of such Shareholder, neither Shareholder shall be obliged to provide guarantees or security for any indebtedness or performance obligations of the Group. In the event that the Shareholders agree to give a guarantee or indemnity to a third party in respect of any indebtedness or performance obligations of the Group, the following provisions shall apply:

(a)

subject to Clause 7.6(b), as between the Shareholders, the aggregate liability of a Shareholder under a joint and several guarantee or indemnity shall be in the same proportion as its Equity Proportion at the time the guarantee or indemnity is enforced and each Shareholder shall indemnify the other Shareholder for any liability incurred by that Shareholder which is greater than its Equity Proportion at the time the guarantee or indemnity is enforced;

(b)

a Shareholder shall be responsible for the whole of any liability that arises pursuant to a guarantee or indemnity to the extent such liability is solely and directly attributable to such Shareholder’s own act, omission or default or to the act, omission or default of any Director appointed by it and shall indemnify the other Shareholder on demand for any amounts payable by the other Shareholder in relation such liability; and

(c)

upon any exercise of the Exit Put/Call Option (as defined in Clause 13.7), unless otherwise agreed in writing by Kelly, PAPAC shall provide substitute guarantees for all outstanding guarantees provided by a member of the Kelly Group with respect to indebtedness or performance obligations of the Group and shall indemnify Kelly on demand for any liability incurred by Kelly in connection with such guarantees.

7.7	Information regarding guarantee

Where the Shareholders have provided guarantees or security for any indebtedness of the Group, the Company shall provide to the Shareholders, within 15 Business Days of the end of each month, such information regarding the indebtedness as may be reasonably requested by the Shareholder.

7.8	Funding support by Shareholders

Except as otherwise provided in this Agreement, neither Shareholder shall be obliged to provide any capital or further finance (howsoever described) to any Group Company by way of subscription for further Shares or by way of loans.

8.	RESERVED MATTERS

8.1

The Shareholders shall, whether by exercising their voting and other rights and powers available to them or otherwise, procure that the Group and the Board shall not, without the prior written consent of each Shareholder, do or effect, or agree to do or effect, any of the Reserved Matters.

8.2

As a separate obligation, severable from Clause 8.1, insofar as it is legally possible to do so, the Company shall not, and shall procure that the Group shall not, without the prior written consent of each Shareholder, do or effect, or agree to do or effect, any of the Reserved Matters.

9.	CONTINUING OBLIGATIONS

9.1	Provision of information by the Group

The Company shall prepare (i) unaudited financial statements in accordance with United States GAAP for the fiscal quarter ending December 31, 2021, (ii) audited financial statements in accordance with US GAAP for the 12 months ending 31 December 2021 and (iii) unaudited financial statements for 2022 from January through 01 March 2022 on a consolidated basis in accordance with United States GAAP. The foregoing unaudited United States GAAP financial statements for the 12 months ending 31 December 2021 shall be provided to Kelly no later than 15 March 2022, the foregoing unaudited United States GAAP financial statements for 2022 from January through 01 March 2022 shall be provided to Kelly no later than 30 April 2022 and the foregoing audited United States GAAP financial statements for the 12 months ending 31 December 2021 shall be provided to Kelly no later than September 30, 2022. In addition, the Company and each Group Company shall cooperate with the reasonable requests from time to time of each Party, and each Party’s internal and external auditors and tax advisors, and shall make available as reasonably requested accounting work papers and tax filings and supporting documents and records, with appropriate access to the internal personnel and external auditors and tax advisors of the Company and each Group Company. All costs incurred, whether directly or indirectly, in connection with providing such information, cooperation and access shall be borne by the Company or the Group Companies unless otherwise agreed by the Parties.

9.2

PAPAC shall procure that the Company cooperates with the reasonable requests of Kelly in connection with Kelly’s compliance with its statutory tax reporting obligations including, but not limited to, requests for 2022 and prior year tax returns, requests for intercompany transaction detail between the Company, the Group Companies and Kelly and requests related to any tax audit for all tax years through 2022.

9.3	Accounting records

The Company shall maintain accurate and complete accounting and other financial records on a consolidated basis in accordance with all Relevant Accounting Standards, and shall cause each member of the Group to provide reasonable cooperation in order for the Company to maintain such accounting and other financial records. Each member of the Group shall also maintain accurate and complete accounting and other financial records on a non-consolidated basis in accordance with the GAAP in the jurisdiction in which it is incorporated. At the request of PAPAC, each member of the Group shall prepare accounting and other financial records on a non-consolidated basis in accordance with IFRS or Japanese GAAP and provide reasonable cooperation with PAPAC to maintain such accounting and other financial records. Each Party, at its expense, shall have the right to conduct an audit or review of the accounting books and records of the members of the Group.

9.4	Tax records

The Company and each member of the Group shall use all reasonable endeavours to maintain accurate and complete tax and related financial records necessary for PAPAC and/or Kelly to comply with applicable tax reporting obligations. Each Party, at its expense, shall have the right to conduct an audit or review of the tax books and records of the members of the Group.

9.5	Tax Advisors

The Company and each member of the Group shall only use advisors for tax consulting and compliance that are approved by the CEO. The Company will communicate all significant tax matters to at least one Director, and will provide copies of written tax advice translated into English and/or Japanese at the request and cost of the Company. To the extent any such tax matter may have a material effect on Kelly or its tax reporting obligations, the Company will provide copies of such tax advice to Kelly unless otherwise prohibited from doing so by the person responsible for such advice.

9.6	Risk management and internal controls

The Company and each member of the Group shall establish, maintain and duly administer an internal control system comprising policies, processes and such other features as are necessary or advisable to ensure:

(a)	the Group’s effective and efficient operation by enabling it to manage significant business, operational, financial, compliance and other risks;

(b)	the quality of the Group’s internal and external reporting; and

(c)	compliance by each member of the Group and each Shareholder with all applicable laws and regulations (including Relevant Accounting Standards).

9.7	Access to information

(a)	The Company shall provide each Shareholder and its authorised representatives with all information and access, during normal business hours, as is reasonably necessary to:

(i)	keep it properly informed about the use of intellectual property as necessary to protect its interests as the owner, as applicable;

(ii)	satisfy itself that the provisions of Clauses 9.3 and 9.4 are being met; and

(iii)	allow it to comply with any obligations to which it is subject under the laws and regulations referred to in Clause 9.6(c).

(b)

Without prejudice to the generality of Clause 9.7(a), the Company shall deliver to each Shareholder the US GAAP quarterly consolidated report for the Group for Q1 2022 and for periods through 01 March 2022 within 3 months of the end of the Financial Year to which they relate, accounts for each member of the Group and the audited consolidated accounts for the Group.

9.8	[Intentionally blank]

9.9	Continuation of services

Each Shareholder shall continue to provide services for each Group Company in accordance with and subject to the terms and conditions of the Ancillary Agreements.

9.10	Insurance

In accordance with Clause 3.3(f) the Company and each member of the Group shall maintain, with well-established and reputable insurers, adequate insurance against all risks usually insured against by companies carrying on the same or similar business to the Business and to the extent available on commercially reasonable terms (without prejudice to the generality of the foregoing) for the full replacement or reinstatement value of all its assets of an insurable nature. The Company shall ensure that such insurance shall meet the reasonable requirements of each Shareholder’s customers that are serviced by the Company.

9.11	Approvals

The Company and each member of the Group shall use its best endeavours to obtain and maintain in full force and effect all approvals, consents and/or licences necessary for the conduct of the Business.

9.12	Compliance

Each of the Shareholders undertakes that it shall comply with any applicable anti-bribery or anti-corruption laws and the Company shall implement, and extend to each member of the Group, the Anti-Corruption Policies. The Board shall periodically review the Anti-Corruption Policies and update them from time to time to reflect any changes in applicable law and/or best international practice. The Company shall cooperate with the reasonable requests of each Shareholder with respect to confirming and evidencing compliance with Anti-Corruption Policies by the members of the Group.

9.13	Kelly Customers

In the event that the Group determines it will terminate or allow expiry of a contract with a Kelly Customer, or otherwise cease providing services to a Kelly Customer, the Board shall notify Kelly of the same. The Company shall cooperate as reasonably requested by Kelly with respect to the transition of services provided to any Kelly Customer whose contract or service is terminated or permitted to expire as provided in this Clause 9.13.

9.14	Fees

PAPAC shall be entitled to charge the Company reasonable management fees for the provision of management services; provided that such management fees are not deducted from the calculation of EBITDA used to calculate the Option Price in 13.8.

9.15	Back-office services

PAPAC procures that a member of Persol Group or any of the Group Companies shall provide back-office services to the Kelly OCG Business in accordance with the terms and conditions of the Service Agreement for Services from PSK to Kelly OCG between Kelly, KSG and the Company dated 9 October 2020, as amended (OCG Service Agreement), provided however that (i) any references in the OCG Service Agreement to the joint venture agreement shall be deemed to refer to this Agreement; (ii) any clauses under the OCG Service Agreement which provide for that agreement to be terminated upon the termination of the joint venture agreement shall be deemed not to apply and shall be deemed to be deleted in its entirety; and (iii) 6 months’ prior written notice shall be required if provided before 31 December 2022 and 3 months’ prior written notice shall be required after 31 December 2022, in order for either party to terminate for convenience and without cause the OCG Service Agreement notwithstanding any other provisions to the contrary under such agreements

Kelly shall provide IT services to the Company and Group Companies in accordance with the terms and conditions of the IT Services Agreement for Services between Kelly and the Company between Kelly and the Company dated 25 August 2021, as amended (IT Service Agreement), provided however that (i) any references in the IT Service Agreement to the joint venture agreement shall be deemed to refer to this Agreement; (ii) any clauses under the IT Service Agreement which provide for that agreement to be terminated upon the termination of the joint venture agreement shall be deemed not to apply and shall be deemed to be deleted in its entirety; and (iii) the parties shall not terminate the IT Service Agreement for convenience and without cause notwithstanding any other provisions to the contrary under such agreements until 19 February 2023.

10.	RESTRICTIVE COVENANTS

10.1	General restriction of Shareholders

Each Shareholder covenants with the other Shareholder and each member of the Group that, except with the consent in writing of the other Shareholder (such consent not to be unreasonably withheld or delayed) it will not and will procure that each member of its Shareholder Group will not at any time after the date of this Agreement in relation to any trade, business or company use a trade name, trade or service mark, design or logo including the words “PERSOLKELLY” or any word confusingly similar thereto in such a way as to be capable of or likely to be confused with any trade name, trade or service mark, design or logo of any member of the Group (whether registered or not). For the avoidance of doubt and subject to the terms and conditions of the Intellectual Property Transfer Agreements, each member of the Group shall be permitted to use a trade name, trade or service mark, design or logo including the words “PERSOLKELLY” during the term of this Agreement.

10.2	Restrictions on Kelly

•

From the date hereof until 31 December 2026, Kelly covenants with PAPAC and each member of the Group that, except with the consent in writing of PAPAC, for so long as it or any member of the Kelly Group remains a shareholder of the Company, it will not within the Territory, either on its own account or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise, in carrying on any business which competes with the Group’s Staffing Services business. The Parties acknowledge and agree that the Kelly Group’s continued operation of Kelly OCG Business shall not violate the restrictions provided in this Clause 10.2. For the avoidance of doubt, this Section 10.2 shall not apply to a third party, or its non-Kelly subsidiaries and affiliates, that acquires all or substantially all of the assets of Kelly.

10.3	[Intentionally blank]

10.4	Severance

Each of the restrictions contained in this Clause 10 is separate and severable and in the event of any such restriction being determined to be unenforceable in whole or in part for any reason, that unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.

10.5	Modification of restrictions

While the restrictions contained in this Clause 10 are considered by the Shareholders to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Group but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

10.6	Restrictions on each Shareholder’s group

Each Shareholder shall, and shall procure that each member of its Shareholder Group shall be bound by and observe the provisions of this Clause 10 as if they were parties covenanting with the other Shareholder on the same terms.

10.7	In consideration of the joint investment of the Parties in the Company and the continuing relationship between the Parties relating to support services, until 31 December 2026

(a)

each Shareholder shall not, and shall procure that none of the members of its Shareholder Group shall, do or say anything which is deliberately calculated to be, or is reasonably likely to be, materially harmful to the reputation of a Group Company or which may lead a person to cease to deal with a Group Company on substantially equivalent terms to those previously offered or at all;

(b)	Kelly shall not and shall procure that none of the members of the Kelly Group shall:

(i)

canvas or solicit orders from any person (except for any Kelly Customer with respect to which notice is delivered to Kelly pursuant to Clause 9.13) who is or has been at any time within the previous 12 months a customer of any Group Company for Staffing Services to be provided within the Territory; or

(ii)

induce or attempt to induce any person who is a director of a Group Company or is employed by a Group Company in a management role or at a base salary of more than SGD 75,000 per annum (or the approximate local currency equivalent) to leave the employment of that Group Company; and

(c)	For so long as the Kelly OCG Business is owned by a member of the Kelly Group, PAPAC shall not and shall procure that none of the members of the Persol Group or any Group Company shall:

(i)

canvas or solicit orders from any person who is known by the Company to be an existing customer of the Kelly OCG Business within the Territory as listed in the list attached as Schedule 5. If PAPAC or any Group Company wishes to provide any services to the customer listed in Schedule 5 before 31 Dec 2026, PAPAC or the relevant Group Company must obtain the prior consent from Kelly, such consent not to be unreasonably withheld or delayed; or

(ii)

induce or attempt to induce any person who is a director of any member of the Kelly Group with respect to the Kelly OCG Business in the Territory or is employed by any member of the Kelly Group with respect to the Kelly OCG Business in the Territory in a management role or at a base salary of more than SGD 75,000 per annum (or the approximate local currency equivalent) to leave the employment of the Kelly OCG Business.

(d)

If Kelly Group’s Staffing Services to its global accounts involve Staffing Services in APAC, Kelly will use its commercially reasonable efforts to first offer such APAC Staffing Services opportunities to the Company where to the knowledge of Kelly such services are provided by the Company.

10.8	Exceptions from restrictions

Except as expressly provided in this Clause 10, subject to the terms of the Ancillary Agreements, from and after the date of this Agreement, the Group Companies and each of the members of the Persol Group and the Kelly Group shall be free to operate their respective businesses as conducted from time to time without restriction under this Agreement. Kelly acknowledges that the restrictions in this clause 10 shall not apply to PAPAC’s wholly owned subsidiaries in Australia and New Zealand nor to any Group Company collaborating with such wholly owned subsidiaries in Australia and New Zealand.

11.	INTELLECTUAL PROPERTY

11.1	Intellectual Property of the Group

Subject to the terms of the Ancillary Agreements, any rights to Intellectual Property which arise in the course of the Group’s activities shall belong to the Company or, as the case may be, the relevant member of the Group. The Company will pay royalties to the Shareholders or relevant owners for use of the brand names in accordance with the Intellectual Property Transfer Agreements.

11.2	Ownership of name

(a)

PAPAC and the Company recognise that the word “Kelly” and any similar word in any language and all rights of whatever nature in respect thereof are the sole property of Kelly, and, subject to Clause 11.3(a), will procure that neither it nor any member of the Persol Group use such words at any time except with the written consent of Kelly.

(b)

Kelly and the Company recognise that the words “Temp”, “Tempstaff”, “Capita”, “Intelligence”, “Persol” and any similar words in any language and all rights of whatever nature in respect thereof are the sole property of the Persol Group, and, subject to Clause 11.3(b), will procure that neither it nor any member of the Kelly Group use such words at any time except with the written consent of PAPAC.

11.3	Use of name

(a)

The Parties agree that, during the Applicable Period (as defined in Clause 11.4(c)), each of the Company and the other members of the Group has the right to use the word “Kelly” as part of its corporate name “PERSOLKELLY” and may use the name and Intellectual Property of Kelly in accordance with the Kelly Intellectual Property Transfer Agreement (but shall have no other rights in respect of this word).

(b)

The Parties agree that, during the term of this Agreement, each of the Company and the other members of the Group has the right to use the words “Persol”, “Temp”, “Tempstaff”, “Capita”, and “Intelligence” as part of its corporate name and may use the name and Intellectual Property of Persol in accordance with the Temp Intellectual Property Transfer Agreement (but shall have no other rights in respect of this word) until such time as PAPAC or any member of the Persol Group (if applicable) cease to be a shareholder of the Company.

11.4	Termination of use of name

(a)

Subject to Clause 11.3(a) above, each of PAPAC and the Company undertakes that it shall use all reasonable endeavours to procure that it, the members of the Persol Group and the Group Companies cease to use and withdraw any trademark, tradename or other intellectual property registrations by any Group Company of the word “Kelly,” including as part of the name “PERSOLKELLY,” and any similar word in any language and any Intellectual Property of Kelly or the members of the Kelly Group prior to the expiry of the Applicable Period, unless it has obtained written consent from Kelly for such use. Notwithstanding the foregoing, from 31 December 2026, notwithstanding that the Group Companies will cease use of the PERSOLKELLY mark in China, the Group Companies may, at their sole discretion, maintain registration of the mark in China pursuant to a limited, non-exclusive, non-assignable license granted to the Company by Kelly in such Ancillary Agreements.

(b)

Each of Kelly and the Company undertakes that, within 30 days of the date on which PAPAC and any member of the Persol Group (if applicable) cease to be a shareholder of the Company, it shall use all reasonable endeavours to procure that it, the members of the Kelly Group and the Group Companies cease to use the words “Temp”, “Tempstaff”, “Capita”, “Intelligence” and any similar words in any language and any Intellectual Property of PAPAC or the members of the Persol Group, unless it has obtained written consent from PAPAC for such use.

(c)	Notwithstanding the foregoing, the license shall terminate immediately in the event of a Termination Event as defined in Section 13.4 of this Agreement triggered by PAPAC.

(d)	As used in this Clause 11, the term (“Applicable Period”) means the later of:

(i)	the period from the date of this Agreement until 31 December 2026; or

(ii)	the period from when Kelly ceases to be a Shareholder of the Company.

12.	TRANSFER OF SHARES

12.1	General prohibition

Unless permitted by this Clause 12 or with the prior written consent of the other Shareholder, neither Shareholder shall do, or agree to do, any of the following:

(a)	sell, transfer or otherwise dispose of, any of its Shares or any interest in any of its Shares;

(b)	Encumber any of its Shares or any interest in any of its Shares;

(c)	enter into any agreement or arrangement in respect of the votes or other rights attached to any of its Shares, except for this Agreement; or

(d)	enter into any agreement or arrangement to do any of the foregoing.

12.2	Lock-Up Period

Except for a transfer:

(a)	which is a transfer of Shares permitted under Clause 12.3;

(b)	which is a transfer of Shares made under Clause 13.9;

(c)	to which the other Shareholder gives its prior written consent,

no Shareholder may transfer any of its Shares on or before 31 December 2024 (“Lock-Up Period”).

12.3	Transfer to Shareholder Group

Either Shareholder may transfer all (but not some only) of its Shares to a member of its Shareholder Group provided that (a) the transferring Shareholder provides written notice of the proposed transfer to the other Shareholder and the Company at least 30 days prior to completion of the transfer, (b) the transferee executes and delivers to the Company and the other Shareholder a Deed of Adherence and (c) the transferring Shareholder agrees in writing with the Company and the other Shareholder to procure that if the transferee ceases or proposes to cease being a member of such Shareholder’s Group, the transferee shall immediately transfer all of its interest in any Shares to the Shareholder that transferred the Shares to the transferee or another member of its Shareholder Group. The transferring Shareholder shall procure that the relevant member of its Shareholder Group observes and complies with this Agreement, and the obligations on the transferring Shareholder contained in this Agreement shall continue to apply to it notwithstanding the fact that it ceases to be a Shareholder. The provisions of Schedule 2 shall apply to all transfers of Shares pursuant to this Clause 12.3.

12.4	Transfer to Third Parties

Subject to Clause 12.2, following the expiry of the Lock-Up Period, either Shareholder (the “Selling Shareholder”) may transfer its Shares to a third party only if it receives an offer (the “Offer”) which:

(a)	is a bona fide offer in writing;

(b)	is from a third party that has its own financial resources to meet its obligations under the Offer or has a legally binding commitment from a lender for the necessary finance to do so (the “Offeror”);

(c)	is irrevocable during the period of the Offer, which period shall not be less than 60 Business Days;

(d)	is for cash consideration only and is for such number of Shares set out in the written notice of the Offer, which in any case shall not be less than all the Shares of the Selling Shareholder; and

(e)	contains all material terms and conditions (including the price and the intended completion date of the Offer),

and in circumstances in which the Selling Shareholder complies with the remaining provisions of this Clause 12.

12.5	Notice of Offers

If a Selling Shareholder receives an Offer which it wishes to accept, it shall promptly give written notice, including details of the proposed purchaser and the purchase price for the Shares, (the “Transfer Notice”) to the other Shareholder (the “Remaining Shareholder”) and offer to sell those Shares which are the subject of the Offer to the Remaining Shareholder at the same cash price as set out in the Offer and on terms which are no less favourable than those contained in the Offer. The Transfer Notice must also state:

(a)

the period within which the offer to sell the Shares to the Remaining Shareholder shall remain open for acceptance. This period must be at least 30 Business Days from the date of service of the Transfer Notice (the “Acceptance Period”); and

(b)	full details of all other terms and conditions of the Offer.

12.6	Options of Remaining Shareholder

Once the Remaining Shareholder has received a Transfer Notice it may:

(a)	send a written notice to the Selling Shareholder within the Acceptance Period accepting the offer set out in the Transfer Notice;

(b)	send a written notice to the Selling Shareholder within the Acceptance Period declining the offer set out in the Transfer Notice;

(c)

send a written notice to the Selling Shareholder (a “Sale Notice”) within the Acceptance Period offering to sell some or all of the Shares held by the Remaining Shareholder to the Offeror on the same terms and conditions as those contained in the Offer; or

(d)

not reply to the Transfer Notice within the Acceptance Period or reply in a manner other than as specified in Clauses 12.6(a) to (c), in which case the Remaining Shareholder shall be deemed to decline the offer set out in the Transfer Notice and not to have issued a Sale Notice.

12.7	Consequences of Transfer Notice

(a)

If the offer set out in the Transfer Notice is accepted as set out in Clause 12.6(a), the Selling Shareholder must promptly sell its Shares to the Remaining Shareholder on the terms set out in the Transfer Notice.

(b)

If the offer set out in the Transfer Notice is not accepted as set out in the Clause 12.6(b), or deemed not to be accepted as set out in the Clause 12.6(d), and a Sale Notice is not issued, or deemed not to be issued, the Selling Shareholder may accept the Offer and sell its Shares on the terms and conditions of the Offer at any time after the expiry of the Acceptance Period and prior to the date that falls on the sixth month anniversary of the date of the Transfer Notice. For the avoidance of doubt, the Selling Shareholder may not accept any Offer after the sixth month anniversary of the date of the relevant Transfer Notice unless it issues a new Transfer Notice and offers the Remaining Shareholder the options set out in Clause 12.6.

(c)

If a Sale Notice is issued as set out in Clause 12.6(c), the Selling Shareholder shall procure that the Offeror purchase such number of Shares from the Remaining Shareholder as specified by the Remaining Shareholder provided that if the number of Shares that the Offeror is seeking to acquire is less than the total number of Shares held by the Remaining Shareholder, the Remaining Shareholder may only issue a Sale Notice in respect of such number of Shares as the Offeror is seeking to acquire.

12.8	Completion of transfer

The sale of Shares pursuant to this Clause 12 shall be made on the following terms:

(a)

completion of the transfer of the Shares shall take place seven Business Days after the date of expiry of the Acceptance Period (the “Transfer Date”) and at such reasonable time and place as the Shareholders agree or, failing which, at noon at the registered office of the Company;

(b)	the Selling Shareholder and, if relevant, the Remaining Shareholder shall deliver to the Offeror in respect of the Shares which they are selling on or before the Transfer Date:

(i)	duly executed instrument of transfer; and

(ii)	if issued and existing, the relevant share certificates,

in each case against payment in full of the price for the Shares being sold;

(c)

the Selling Shareholder shall procure that the Offeror pays the total consideration due for the Shares to the Selling Shareholder and, if applicable, the Remaining Shareholder by same day transfer of funds to the bank account(s) notified to it for the purpose on the Transfer Date;

(d)	if applicable, completion of the sale of the Shares of the Selling Shareholder and the Remaining Shareholder must take place simultaneously; and

(e)	in accordance with the provisions of Schedule 2.

12.9	Failure to complete sale

(a)

If the Selling Shareholder and/or, if relevant, the Remaining Shareholder fails or refuses to comply with its/their obligations in this Clause 12, the Company may authorise a person to execute and deliver the necessary transfer on its/their behalf. The Company may receive the purchase money in trust for the Selling Shareholder and/or, if relevant, the Remaining Shareholder and cause the Offeror to be registered as the holder of the Shares being sold. The receipt by the Company of the purchase money shall be a good discharge to the Offeror (who shall not be bound to see to the application of those monies). After the Offeror has been registered as holder of the Shares being sold in purported exercise of these powers, the validity of the Proceedings shall not be questioned by any person.

(b)

If a Shareholder fails or refuses to transfer any Shares in accordance with this Clause 12, any other Shareholder may serve a default notice. At the end of the period of 5 Business Days from the date of service of such a default notice (unless the non-compliance has previously been remedied to the reasonable satisfaction of the other Shareholder), the defaulting Shareholder shall not be entitled to exercise any of its/their powers or rights in relation to management of, and participation in the profits of, the Company under this Agreement, the Constitution or otherwise. The Directors appointed by the defaulting Shareholder (or its predecessor(s) in title) shall not:

(i)	be entitled to vote at any board meeting;

(ii)	be required to attend any meeting of directors in order to constitute a quorum; or

(iii)	be entitled to receive or request any information from the Company.

12.10	General

The Shareholders shall keep the Company informed at all times of the issue and contents of any notice(s) served pursuant to this Clause 12 and any election or acceptance relating to those notices.

13.	TERM AND TERMINATION

13.1	Termination

This Agreement can be terminated only in accordance with the following provisions of this Clause 13.

13.2	Termination by consent

This Agreement may be terminated at any time by the written agreement of the Shareholders and shall terminate automatically without notice on the date upon which all of the Shares are held by one Shareholder.

13.3	[Intentionally blank]

13.4	Termination Event:

(a)	A termination event occurs if:

(i)

a Shareholder commits a material breach of its obligations under this Agreement or any Transaction Document (whether such breach or breaches amount to a repudiatory breach or breaches or not) (“Material Breach”) and, if the breach is capable of remedy, fails to remedy the breach within 20 Business Days of being specifically required in writing so to do by the other Shareholder;

(ii)	a Shareholder sells or otherwise disposes of all or substantially all of its undertaking or assets (other than a sale or disposition that is to an Affiliate of such Shareholder);

(iii)	a Change of Control of a Shareholder is consummated (other than a transaction described in Clause 13.4(a)(ii)) where the body corporate which acquires Control of such Shareholder is a Competitor;

(iv)

a Shareholder fails to pay its debts generally as they become due or any material financial indebtedness of the Shareholder becomes payable or capable of being declared payable before its stated maturity date; or

(v)	an Insolvency Event occurs in relation to a Shareholder,

(each a “Termination Event”). For the avoidance of doubt, a change of control of a Shareholder arising from the issuance or transfer of the shares or other equity interests of such Shareholder, or from a merger, consolidation or similar business combination transaction involving such Shareholder, shall not give rise to a termination event pursuant to Clause 13.4(a)(ii).

(b)	For the purposes of this Clause 13, “Defaulting Shareholder” means:

(i)	in the case of Clause 13.4(a)(i), the Shareholder that commits the Material Breach;

(ii)	in the case of Clause 13.4(a)(ii), the Shareholder that disposes of all or substantially all of its undertaking or assets;

(iii)	in the case of Clause 13.4(a)(iii), the Shareholder subject to the Change of Control;

(iv)

in the case of Clause 13.4(a)(iv), the Shareholder that fails to pay its debts generally as they become due or the Shareholder whose material financial indebtedness becomes payable or capable of being declared payable before its stated maturity date;

(v)	in the case of Clause 13.4(a)(v), the Shareholder that is subject to the Insolvency Event;

and the “Non-Defaulting Shareholder” means in each case the Shareholder other than the Defaulting Shareholder.

13.5	Termination Event Notice

If a Termination Event occurs, the Defaulting Shareholder must immediately give written notice to the Non-Defaulting Shareholder and the Company (a “Termination Event Notice”), setting out brief details of the Termination Event and of any action it proposes to take in response to the Termination Event (including, in the case of a Material Breach, any proposed steps to remedy that breach).

13.6	Termination Call Option

(a)

Following a Termination Event, if Kelly is the Defaulting Shareholder, PAPAC has the option (a “Termination Call Option”) to purchase all (but not some only) of the Sale Shares of Kelly by serving a notice in writing on Kelly and the Company (the “Termination Call Notice”).

(b)

Following a Termination Event, if PAPAC is the Defaulting Shareholder, Kelly has the option (a “Termination Put Option”) to sell all (but not some only) of the Sale Shares of Kelly by serving a notice in writing on PAPAC and the Company (the “Termination Put Notice”).

(c)

To be valid, a Termination Call Notice or Termination Put Notice must be served within a period of 90 Business Days after the date on which the Non-Defaulting Shareholder is notified in writing under Clause 13.5 (or otherwise becomes actually aware) that the relevant Termination Event has occurred (the “Termination Call Period” or “Termination Put Period”), provided that if the Non-Defaulting Shareholder has given the Defaulting Shareholder notice under Clause 13.4(a)(i) to remedy a Material Breach, such 90 Business Day period shall not commence until the date on which the 20 Business Day period referred to in Clause 13.4(a)(i) expires.

13.7	Exit Put/Call Option

From 1 January 2025 onwards, Kelly shall have the right to sell to PAPAC, and PAPAC shall have the right to purchase from Kelly, all, but not part, of the Sale Shares of Kelly (“Exit Put/Call Option”) at any time by serving a notice in writing on the other Shareholder and the Company (“Exit Put/Call Notice”).

13.8	Option Price

The option price for each of the Sale Shares of Kelly to be transferred to PAPAC following the exercise of a Termination Put Option, a Termination Call Option or an Exit Put/Call Option (“Option Price”) shall be an amount equal to the higher of:

(a)	USD 1.12 (as adjusted to take into account any stock split, stock dividend, combination of shares, recapitalization or similar transaction on or after the date of this Agreement); and

(b)	the amount calculated as follows:

(i)	EBITDA;

multiplied

(ii)	8;

divided

(c)	the aggregated number of issued and outstanding Shares as at the time of the transfer of the Sale Shares.

In this paragraph, EBITDA means the earnings before interest, taxation, depreciation and amortisation of the Company, during the 12-month period of the most recent audited consolidated financial statements of the Company. Notwithstanding the foregoing, management fees charged by PAPAC to the Company shall not be deducted from earnings in the Company’s calculation of EBITDA to determine the Option Price.

13.9	Transfer of Sale Shares

Within ten Business Days after the determination of the Option Price in accordance with Clause 13.7, or such other date as the Shareholders may agree, the transferring Shareholder must deliver to the purchasing Shareholder:

(a)	duly executed instruments of transfer for all of the Sale Shares; and

(b)	if issued and existing, the relevant share certificates for each of the Sale Shares,

in each case against payment in full of the Option Price in respect of each of the Sale Shares and the Shareholders shall procure that the Board will enter the purchaser’s name in the register of members of the Company and if applicable any other Group Company as the holder of the Sale Shares.

13.10	Business pending registration

Following service of a Termination Notice or an Exit Put/Call Notice (as the case may be) until such time as the completion of the transfer of the Sale Shares pursuant to Clause 13.9 (including, if appropriate, the period of valuation or any period during which any matter relating to this Clause is the subject of Proceedings), each Shareholder shall do all things in its power to ensure the Group continues to operate in the ordinary course of its business as it existed at the time at which the Termination Notice or the Exit Put/Call Notice (as the case may be) was served.

13.11	Mechanics of transfers

The provisions of Schedule 2 shall apply to all transfers of Sale Shares pursuant to this Clause 13.

13.12	Survival

Notwithstanding anything else in this Agreement, the Surviving Provisions shall survive the termination of this Agreement and remain in full force and effect.

13.13	General

Nothing in this Clause 13 affects any Party’s right to claim damages or other compensation under applicable law for a breach or, where appropriate, to seek an immediate remedy of an injunction, specific performance or similar court order to enforce the other Party’s obligations.

13.14	No other acquisition of Kelly Shares

Except in accordance with this Clause 13 or unless otherwise agreed by the Parties in writing, no member of the Persol Group or any Group Company may purchase, acquire, redeem, cancel or otherwise eliminate the Sale Shares held by Kelly or any other member of the Kelly Group, including by means of any merger, consolidation, scheme of arrangement, tender offer, redemption offer, recapitalization, reorganization or any similar transaction. In connection with any merger, consolidation, scheme of arrangement, tender offer, redemption offer, recapitalization, reorganization or any similar transaction involving an unaffiliated third party, Kelly and PAPAC shall be entitled to receive the same form and amount of consideration per Sale Share or, if an option to receive different forms or amounts of consideration is made available to PAPAC, then the same option shall be made available to Kelly.

14.	DEADLOCK

14.1

If the Shareholders are unable to arrive at a decision on any Reserved Matter, then a deadlock shall be deemed to have occurred in relation to the matter. Whenever a deadlock is deemed to have occurred, each Shareholder may, within twenty Business Days of the event that has given rise to the deadlock, give written notice to the other Shareholder that in its opinion there is a deadlock (“Deadlock Notice”) and identifying the matter over which the Shareholders are deadlocked.

14.2

If the deadlock has not been resolved within a period of twenty Business Days following service of the Deadlock Notice the Shareholders shall forthwith refer the matter which has given rise to the deadlock to the chief operating officer (or similar position) of each of the Shareholders and shall each use all reasonable endeavours in good faith to resolve the dispute.

14.3

If the deadlock has not been resolved within a period of forty Business Days following the service of the Deadlock Notice the Shareholders shall forthwith refer the matter which has given rise to the deadlock to the chief executive officer (or similar position) of each of the Shareholders and shall each use all reasonable endeavours in good faith to resolve the dispute.

14.4

If the deadlock has not been resolved within a period of sixty Business Days following the service of the Deadlock Notice (or such other date agreed between the Shareholders), the deadlock will be deemed to have lapsed and no decision on the relevant matter will be deemed to have been made.

15.	CONFIDENTIALITY AND ANNOUNCEMENTS

15.1	Confidentiality

(a)

This Clause 15 applies to all Confidential Information disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one Party or members of its Shareholder Group and their directors, officers, employees, agents and advisors (the “Disclosing Party”) to any other Party or member of its Shareholder Group and their directors, officers, employees, agents and advisors (the “Receiving Party”) whether before or after the date of this Agreement.

(b)	During the term of this Agreement and after termination or expiration of this Agreement for any reason whatsoever, the Receiving Party shall:

(i)	keep the Confidential Information confidential;

(ii)	not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or in accordance with Clauses 15.1(c) and 15.1(d); and

(iii)	not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement.

(c)

During the term of this Agreement, the Receiving Party may disclose the Confidential Information to (i) the members of its Shareholder Group, (ii) any of its employees or advisers or those of members of the Group (the “Recipient”) to the extent that it is necessary for the purposes of this Agreement.

(d)

The Receiving Party shall procure that each Recipient is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement. The Receiving Party shall remain responsible for any breach of this Clause 15 by the Recipient.

(e)	The obligations contained in Clauses 15.1(b) to 15.1(d) shall not apply to any Confidential Information which:

(i)	at the date of this Agreement, or at any time after the date of this Agreement, comes into the public domain other than through breach of this Agreement by the Receiving Party or any Recipient;

(ii)

can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party;

(iii)	subsequently comes lawfully into the possession of the Receiving Party from a third party; or

(iv)

is required to be disclosed by law or any court of competent jurisdiction, any governmental, official or regulatory authority or any binding judgment, order or requirement of any other competent authority.

(f)

The obligations contained in Clauses 15.1(b) to 15.1(d) shall not apply to financial, tax or other information regarding the Group Companies provided or otherwise made available to either Shareholder in accordance with Clause 9 to the extent such information is required by applicable law, rule, regulation or securities exchange listing requirement to be included or incorporated by reference in any report, return or other document filed by such Shareholder or any member of its Group with any governmental or tax authority or securities exchange.

(g)

Without prejudice to any other rights or remedies which a Party may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Clause 15 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under this Clause 15.

15.2	Directors

A Director may provide Confidential Information regarding the Company to his appointing Shareholder provided that such appointing Shareholder must treat any such Confidential Information in accordance with Clause 15.1.

15.3	Announcements

(a)

Subject to the provisions of Clause 15.3(b), no disclosure or announcement relating to the existence or subject matter of this Agreement shall be made or issued by or on behalf of any Party or any member of the group of companies of which that Party is a member without the prior written approval of the other Parties (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed) provided that these restrictions shall not apply to any disclosure or announcement if required by any law, applicable securities exchange, supervisory, regulatory or governmental body.

(b)

Nothing in this Agreement will prohibit the Parties from making or sending after the Closing Date any announcement to a customer, client or supplier of any member of the Group informing it of the establishment of the Business.

(c)	The Party making the disclosure or announcement shall use its reasonable endeavours to consult with the other Parties in advance as to the form, content and timing of the disclosure or announcement.

16.	[INTENTIONALLY BLANK]

17.	NO PARTNERSHIP

Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership between the Parties nor, except as may be expressly set out in it, constitute any Party the agent of the others for any purpose.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts and each such counterpart shall constitute an original of this Agreement but all of which together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or facsimile shall be an effective mode of delivery. This Agreement shall not be effective until each Party has executed at least one counterpart.

19.	FURTHER ASSURANCE

Each Party agrees (at its own cost) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other Parties may reasonably require, whether on or after Closing, to implement and/or give effect to this Agreement and the transaction contemplated by this Agreement.

20.	VARIATION, WAIVER AND CONSENT

20.1

No variation or waiver of any provision or condition of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties (or, in the case of a waiver, by or on behalf of the Party waiving compliance).

20.2

Unless expressly agreed, no variation or waiver of any provision or condition of this Agreement shall constitute a general variation or waiver of any provision or condition of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

20.3	Any consent granted under this Agreement shall be effective only if given in writing and signed by the consenting Party and then only in the instance and for the purpose for which it was given.

21.	ENTIRE AGREEMENT

The Transaction Documents represent the whole and only agreement between the Parties in relation to the establishment and operation of the Business.

22.	NO THIRD PARTY RIGHTS

A person who is not party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any of its terms.

23.	NOTICES

23.1

Save as otherwise provided in this Agreement, any notice, demand or other communication (“Notice”) to be given by any Party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. Any Notice shall be served by sending it by to the number set out in Clause 23.2, or delivering it by hand to the address set out in Clause 23.2 and in each case marked for the attention of the relevant Party set out in Clause 23.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 23). Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:

(a)	if sent by fax, at the time of transmission; or

(b)	in the case of delivery by hand, when delivered,

provided that in each case where delivery by fax or by hand occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day.

References to time in this Clause are to local time in the country of the addressee.

23.2	The addresses and fax numbers of the Parties for the purpose of Clause 23.1 are as follows:

(a)	Kelly

Address:

999 West Big Beaver Road

Troy, MI 48084

USA

Fax: 248-244-4329

For the attention of: General Counsel

(b)	PAPAC

Address (up to March 6, 2022):

1-15-5 Minami-Aoyama, Minato-ku

Tokyo, 107-0062

Japan

Address (effective from March 7, 2022):

6 Battery Road, #29-04,

Singapore 049909

Fax: +65 65320107.

For the attention of Chief Financial Officer

(c)	the Company

Address (up to March 6, 2022):

8 Marina View #11-01 Asia Square Tower 1

Singapore 018960

Address (effective from March 7, 2022):

6 Battery Road, #29-04,

Singapore 049909

Fax: +65-6266-1788

For the attention of: Chief Executive Officer

23.3	All Notices issued under Clause 23.1 shall be in English language.

23.4

A Party may notify all other Parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this Clause 23, provided that such notice shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

23.5

In proving service, it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

24.	COSTS

24.1

Each of the Parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement.

24.2

Each Party undertakes to the others that the Company has not paid and will not pay (in connection with the subscription contemplated by this Agreement) any legal, accounting or other professional charges, fees, expenses or commissions relating to the subscription of the Shares including any such costs incurred in connection with any investigation of the affairs of the Company or the negotiation, preparation, execution and carrying into effect of this Agreement.

25.	TIME OF THE ESSENCE

Time shall not be of the essence of this Agreement, either as regards times, dates and periods specified in the Agreement or as regards any times, dates or periods that may by agreement between the Parties be substituted for any of them unless:

(a)	time is expressly stated to be of the essence in relation to that obligation; or

(b)

one Party fails to perform an obligation by the time specified in this Agreement and the other Parties serve a notice on the defaulting Party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

26.	SEVERABILITY

If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

27.	ASSIGNMENT

No Party may assign or delegate any of its rights or obligations under this Agreement in whole or in part (other than pursuant to a transfer of Shares to a third party in accordance with the terms of this Agreement).

28.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

28.1	Governing law

The construction, validity and performance of this Agreement and all non-contractual obligations (if any) arising from or connected with this Agreement shall be governed by the laws of Singapore.

28.2	Arbitration

(a)

Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The tribunal shall consist of three arbitrators. The language of the arbitration shall be English.

(b)

Each party agrees that the arbitration agreement set out in this Clause 28.2 and the arbitration agreement contained in each Ancillary Agreement shall together be deemed to be a single arbitration agreement.

(c)

Any party to an arbitration commenced pursuant to this Clause 28.2 may, prior to the constitution of an arbitration tribunal in respect of that arbitration, join any party to this Agreement or any Ancillary Agreement to that arbitration by delivery of a notice to the party it seeks to join at the address given for the sending of notices under this Agreement or the relevant Ancillary Agreement (as applicable).

(d)

Any party to this Agreement or any Ancillary Agreement may, subject to and in accordance with the SIAC Rules, be joined to any arbitration commenced under this Agreement or any Ancillary Agreement and each party consents to such joinder for the purposes of the SIAC Rules.

(e)

The parties agree to the consolidation of any two or more arbitrations commenced pursuant to this Clause 28.2 and/or the arbitration agreement contained in any Ancillary Agreement, subject to and in accordance with the SIAC Rules. For the avoidance of doubt, this Clause 28.2 is an agreement in writing by all parties to any arbitrations to be consolidated for the purposes of the SIAC Rules.

(f)

The parties agree that if an arbitration tribunal has been constituted in more than one of the arbitrations in respect of which consolidation is sought pursuant to Clause 28.2, the arbitration tribunal which shall have the power to order consolidation shall be the arbitration tribunal appointed first in time.

(g)

To the extent permitted by law, each party waives any objection, on the basis that a Proceeding has been resolved in a manner contemplated by this Clause 28.2, to the validity and/or enforcement of any arbitral award.

28.3	Interim relief

Nothing in Clause 28 shall preclude any Party from seeking interim relief or orders for interim preservation in any court of competent jurisdiction. Any such application to a court shall not be considered a demonstration of an intention to act inconsistently in any way with the agreement to settle disputes by arbitration in accordance with Clause 28.

28.4	Language

This Agreement shall be executed in the English language. Even if this Agreement is translated into any other language, the English language version alone will be the official version and will prevail over any translated version.

The Parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

SCHEDULE 1

RESERVED MATTERS

1.	Any change in the name or branding of any Group Company which uses the “Kelly” name or branding (other than “PERSOLKELLY” name or branding).

2.

The granting or entering into of any such license, agreement or arrangement concerning the “Kelly” name or any intellectual property rights of the Kelly Group (other than license, agreement or arrangement concerning “PERSOLKELLY” name)

3.

Unless otherwise expressly provided for in this Agreement, the making of any compromise or arrangement with the Company’s creditors, any application for the appointment of a receiver or an administrator over the Company’s assets or the winding up of the Company (whether voluntarily or compulsorily).

SCHEDULE 2

SHARE TRANSFER PROVISIONS

1.	TRANSFER TERMS

1.1	Any sale and/or transfer of Shares pursuant to this Agreement shall be on terms that those Shares:

(a)	are transferred with full legal and beneficial title free from all Encumbrances; and

(b)

are transferred with the benefit of all rights attaching to them as at the date of the agreement to sell or transfer the Shares as appropriate but without the benefit of any other warranties or representations whatsoever.

2.	APPROVAL

The Directors shall promptly register any transfer of Shares permitted by this Agreement and each Shareholder shall procure that each Director appointed by it shall comply with this obligation.

3.	REGISTRATION

The Parties shall procure that a transfer of Shares is not approved for registration unless this Agreement and the Constitution have been complied with.

4.	FURTHER ASSURANCE

Each Party shall do all things and carry out all acts which are reasonably necessary to effect the transfer of the shares in accordance with the terms of this Agreement in a timely fashion.

5.	RETURN OF DOCUMENTS, ETC.

On ceasing to be a Shareholder, a Shareholder must use reasonable endeavours to hand over to the Company, destroy or render unreadable, save to the extent required by law, material correspondence, budgets, Business Plans, documents and records relating to the Business held by it or the members of its Shareholder Group or any third party which has acquired such matter through that Shareholder and shall not keep any copies.

6.	LOANS, BORROWINGS, GUARANTEES AND INDEMNITIES

6.1	Upon a transfer of all the Shares held by a Shareholder:

(a)

the continuing Shareholder shall procure that all loans, borrowings and indebtedness in the nature of borrowings outstanding owed by the Company to a transferring Shareholder (together with any accrued interest) are either assigned to the continuing Shareholder for such value as may be agreed between the transferring Shareholder and the continuing Shareholder, or failing agreement with the continuing Shareholder, are repaid by the Company;

(b)	all loans, borrowings and indebtedness in the nature of borrowings outstanding owed by that transferring Shareholder to the Company shall be repaid; and

(c)

the continuing Shareholder shall use all reasonable endeavours (but without involving any financial obligation on its part) to procure the release of any guarantees, indemnities, security or other comfort given by the transferring Shareholder to or in respect of the Company or its Business and, pending such release, shall indemnify the transferring Shareholder in respect of them.

6.2

Any assumption of the obligations of a transferring Shareholder by the continuing Shareholder is without prejudice to the right of the continuing Shareholder and/or the Company to claim from the transferring Shareholder in respect of liabilities arising prior to the completion date of the transfer of Shares.

7.	ASSUMPTION OF OBLIGATIONS

The Shareholders shall procure that no person shall be registered by the Company as the holder of any Shares unless it first enters into a Deed of Adherence.

8.	REMOVAL OF APPOINTEES

8.1

If a Shareholder ceases to be a Shareholder it shall immediately upon transfer of its Shares procure the resignation of all its appointees to the board. If the continuing Shareholder requests, it shall do all such things and sign all such documents as may otherwise be necessary to procure the resignation or dismissal of such persons in a timely manner.

8.2

Those resignations shall take effect without any liabilities on the Company for compensation for loss of office or otherwise except to the extent that the liability arises in relation to a service contract with a Director who was acting in an executive capacity. Any Shareholder removing a Director appointed by it shall fully indemnify and hold harmless the other Shareholder and the Company from and against any claim for unfair or wrongful dismissal arising out of such removal.

SCHEDULE 3

DEED OF ADHERENCE

THIS DEED is made on [date]

BY [me]/[us]*, [name] [of [address]]/[, a company incorporated in [jurisdiction] [(registered number [number])] whose registered office is at [address]]*

WHEREAS:

A.	[I]/[We]* will become a shareholder of [●] (Company).

B.	[I]/[We]* make this Deed in connection with the Joint Venture Agreement dated [date] between the Company, Kelly Services, Inc. and Persol Asia Pacific Pte Ltd. (the “Joint Venture Agreement”).

NOW THIS DEED WITNESSES that:

1.	Unless otherwise specified, words and expressions defined or used in the Joint Venture Agreement shall have the same meanings when used in this Deed.

2.	[I]/[We]* confirm that [I]/[we]* have received a copy of the Joint Venture Agreement and that [I]/[we]* have read and understand the contents of the Joint Venture Agreement.

3.	After considering factors including the Joint Venture Agreement, [I]/[we]* agree to acquire [number] Share[s] and to hold such Share[s] subject to the Constitution.

4.

[I]/[We]* further agree and undertake to, as from the date of this Deed, comply with and be bound by all the provisions of the Joint Venture Agreement in all respects as if [I was]/[we were]* a party to the Joint Venture Agreement and [was]/[were]* named in it as a Party, [Kelly/PAPAC] and a Shareholder and on the basis that references in it to each of Party and Shareholder include a separate reference to [me]/[us]*.

5.	[I]/[We]* understand and acknowledge that:

(a)	the Joint Venture Agreement is a private agreement creating personal obligations between the parties to it, and does not bind other Shareholders unless they themselves adhere to it;

(b)

this Deed is made for the benefit of the parties to the Joint Venture Agreement and every other person who after the date of the Joint Venture Agreement (and whether before or after the execution of this Deed) adheres to it; and

(c)	this Deed binds [me]/[us]* and [me]/[us]* alone in [my]/[our]* capacity as a person but not as a Shareholder, and this Deed does not bind or purport to bind any other person or Shareholder.

6.	[My]/[Our]* address and other contact information for the purpose of Clause 23 of the Joint Venture Agreement are as follows:

Address:	[Address]
Attention:	[Name]
Facsimile no.:	[Number]

7.	This Deed shall be governed by and construed in accordance with the laws of Singapore.

IN WITNESS whereof this Deed has been executed by [me]/[us] and is intended to be and is hereby delivered on the date first above written.

EITHER: [SIGNED, SEALED AND DELIVERED	)
by [NAME]	)
in the presence of:	)

OR: [THE COMMON SEAL of	)
[NAME]	)
was affixed by resolution of its board of directors	)
in the presence of:	)

Director	Director/Secretary]

*	Delete as appropriate

SCHEDULE 4

DEFINITION SCHEDULE

1.	Interpretation

Any reference in this Schedule to ‘this Agreement’ shall be construed as a reference to the agreement in which the relevant definition is being used.

2.	Definitions

Term	Meaning

Accounts Payable	with respect to any Person, all accounts payable, accrued expenses and other payment obligations of such Person, in each case to the extent treated as a current liability of such Person, as determined in accordance with applicable GAAP, consistently applied, excluding any Intercompany Obligations extinguished pursuant to Section 2.8 of the Transaction Agreement.

Accounts Receivable	with respect to any Person, all accounts receivable and other rights to receive payment of such Person, together with any claims, remedies and other rights related to any of the foregoing, in each case to the extent treated as a current asset of such Person, as determined in accordance with applicable GAAP, consistently applied, excluding any Intercompany Obligations extinguished pursuant to Section 2.8 of the Transaction Agreement.

ACRA	the Accounting and Corporate Regulatory Authority of Singapore.

Affiliate	with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Ancillary Agreements	the Business Transfer Agreements (including the Reorganization Business Transfer Agreements), the India Transfer Agreement, the Intellectual Property Transfer Agreements, the Joint Venture Agreement, the Services Agreements, the Transaction Agreement and the Termination Deed, provided that this definition does not include an agreement where used in that same agreement.

Anti-Corruption Policies	the policies and procedures of the Group to be established by the Board promptly after the Closing Date and periodically reviewed and updated by the Board to ensure that the directors, officers employees, agents or any other person who provides services to any Group Company does not undertake any conduct that would give rise to an offence under any applicable anti-bribery or anti-corruption laws.

Board	the board of directors of the Company.

Term	Meaning

BTI India	BTI Consultants (India) Pvt. Ltd, a private limited company organized under the Laws of India.

Business Day	any day other than Saturday, Sunday or any day on which banking institutions in Detroit, Michigan, Tokyo, Japan or Singapore are closed either under applicable Law or action of any Governmental Authority.

Business Employee	an employee who is employed in the Kelly Staffing Business or by any Temp Entity.

Business Plan	the Business Plan for the Group as approved from time to time in accordance with the provisions of the Joint Venture Agreement setting out details of the Group’s strategic planning for the then current and four succeeding Financial Years in respect of overall business strategy in the Territory, integration plan, communication plan, organisational structure, overview of M&A strategy, business segments, cash flow estimate and North Asia strategy.

Business Process Outsourcing	the outsourcing of a specific business process or task to a third party service provider, including functions such as data entry, helpdesk and call centre support.

Business Transfer Agreement	a Business Transfer Agreement, in form and substance reasonably acceptable to each party, to be entered into to evidence and give effect to the share and asset transfer transactions contemplated by the Transaction Agreement.

Cash	with respect to any Person, all cash deposited with a financial institution by or on behalf of such Person (including any cash deposited by or on behalf of such Person in any internal cash management or pooling arrangement on the basis that, notwithstanding Section 2.8 of the Transaction Agreement, such cash will be repaid to the relevant Group Company).

Closing	has the meaning given in the Section 3.1 of the Transaction Agreement.

Closing Date	has the meaning given in Section 3.1 of the Transaction Agreement.

Code	the United States Internal Revenue Code of 1986, as amended.

Company	PERSOLKELLY Pte. Ltd. (registered number 201717312Z), a private limited company organized under the Laws of Singapore.

Term	Meaning

Company Benefit Plan	any Contract, obligation, plan, program, fund, arrangement, policy, or customary practice (whether written or unwritten) maintained, sponsored, owed, adopted, contributed to, or followed by the Company or any of its Subsidiaries, on or after the Closing Date, providing compensation (other than salary), benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits to directors, officers, employees or agents employed or formerly employed or otherwise retained or formerly retained in the operation of the Company and its Subsidiaries, excluding any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee.

Company Carve-out Liability	(a) any “Assumed Liability” as defined in the Australia Reorganization Business Transfer Agreement and the New Zealand Reorganization Business Transfer Agreement, or (b) any “Excluded Liability” as defined in the India Reorganization Business Transfer Agreement, the Malaysia Reorganization Business Transfer Agreement and the Singapore Reorganization Business Transfer Agreement.

Company Share	an ordinary share of the Company.

Competition Law	any merger control, antitrust, competition, trade regulatory or foreign investment Law.

Competitor	a competitor set out in the list attached as Schedule 6 to the Joint Venture Agreement or any Affiliate thereof, provided that each Shareholder may, acting reasonably, propose to the other Shareholder any changes to such list in writing within 5 Business Days before the end of every calendar quarter and the other Shareholder must consider such proposed changes in good faith and the list shall be amended to the extent the proposed changes are agreed between the Shareholders.

Confidential Information	Know How, trade secrets and other information of a confidential nature which relates to, and is made available by one Party to the other Party in connection with, the proposed joint venture between the Parties (including for the avoidance of doubt (a) all proprietary technical, industrial and commercial information and techniques in whatever form (including computer disks or tapes) that information may be recorded or stored and (b) information relating to the existence or subject matter of the Transaction Documents or the negotiations leading to their execution).

Constituent Documents	with respect to any Person, the certificate, articles or memorandum of incorporation or association, bylaws, partnership agreement, operating agreement or other applicable organizational or governing documents of such Person.

Constitution	the constitution of the Company.

Term	Meaning

Contingent Workforce Outsourcing	the outsourcing of managing an organisation’s contingent workforce program to a third party service provider, including responsibilities such as overall program management, reporting and tracking, supplier selection and management, order distribution and consolidated billing, and may include providing clients with a vendor management system and having a physical presence on clients’ sites.

Contract	any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding.

Contributed Entities	in respect of Kelly, the Kelly Entities and in respect of Temp, the Temp Entities.

Control

in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)by means of the holding of shares, or the exercise of voting power, in or in relation to that or any other body corporate; or

(b)by virtue of any powers conferred by the constitutional or corporate documents regulating that or any other body corporate, or any other document,

and a “Change of Control”, in relation to that body corporate, occurs if a person who Controls it ceases to do so or if another person acquires Control of it.

Data Room	the virtual data room titled ‘Project Emerald’ set up for the purposes of the transactions contemplated by the Transaction Agreement.

Deed of Adherence	an agreement in the form attached as Schedule 3 to the Joint Venture Agreement.

Director	a director of the Company.

Encumbrance	any charge, mortgage, encumbrance, pledge, security interest or other lien other than (a) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens with respect to amounts that are not yet due and payable or that are being contested in good faith, (b) liens for Taxes that are not yet due and payable or that are being contested in good faith, (c) liens securing rental payments under capital lease arrangements, (d) restrictions on the transferability of securities arising under applicable securities Laws, (e) restrictions arising under applicable zoning and other land use Laws that do not have a material adverse effect on the present use or occupancy of the property subject thereto, (f) defects, easements, rights of way, restrictions, covenants, claims, subleases or similar items relating to real property that do not have a material adverse effect on the present use or occupancy of the real property subject thereto, (g) matters which would be disclosed by an accurate survey or inspection of any land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto, (h) matters of public record or (i) other charges, claims, mortgages, encumbrances, pledges, security interests or other liens that would not, individually or in the aggregate, materially impair the value or use of the property to which they relate.

Term	Meaning

Equity Proportion	in relation to a Shareholder, the total number of Shares held by that Shareholder divided by the total number of Shares in issue at the relevant time, expressed as a percentage.

Final Determination	a final administrative decision, closing agreement, judgment, decree or order which cannot be appealed.

Financial Year	the financial year of the Group which shall end on December 31.

Former Business Employee	any Business Employee whose employment with Kelly and its Affiliates or with Temp and its Affiliates, as applicable, is terminated prior to the Closing Date.

GAAP	generally accepted accounting principles.

Governmental Authority	any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.

Governmental Authorization	any approval, consent, ratification, waiver, license, permit, registration or other authorization issued or granted by any Governmental Authority.

Group	the group of companies comprising the Company and any Subsidiary or subsidiary undertaking of the Company (whether held directly or indirectly through another subsidiary) at the date of this Agreement and from time to time thereafter and “member of the Group” and “Group Company” will be construed accordingly. For the avoidance of doubt, unless and until later disposed of or liquidated, each of the Kelly Entities, the Kelly Other Entities, the Temp Entities and the Temp Other Entity will be deemed members of the Group.

GST	value-added tax or goods and services tax imposed by a country, province or municipality.

IFRS	the International Financial Reporting Standards, as promulgated from time to time by the International Accounting Standards Board.

Term	Meaning

Indebtedness	with respect to any Person, without duplication (a) the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of such Person, including indebtedness for borrowed money in favor of any Affiliate of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all unreimbursed obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person that have been drawn, (d) all guaranties of such Person in connection with clauses (a), (b) or (c) above, and (e) all prepayment or repayment premiums, penalties, interest rate breakage fees or similar payments or fees required to be paid in connection with the prepayment or repayment of any obligation otherwise deemed to be “Indebtedness” as contemplated by this Agreement. For the purpose of the Transaction Agreement only, “Indebtedness” will exclude all Intercompany Obligations extinguished pursuant to Section 2.8 of the Transaction Agreement.

India Transfer Agreement	the India Transfer Agreement between Kelly and Temp dated as of the date of the Transaction Agreement.

Insolvency Event	in respect of any Party, any distress, execution, sequestration or other similar process being levied or enforced upon or sued out against property of that Party which is not discharged within seven days or an encumbrancer taking possession of, or an administrator, administrative receiver, receiver, trustee or liquidator being appointed over the whole or any substantial part of that Party’s undertaking, property or assets or those of its holding company or a petition is presented/order is made or a resolution is passed for the winding-up of that Party or any event analogous to any of the foregoing occurs in any jurisdiction.

Insolvency Proceedings	any form of bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, or interim or provisional supervision by the court or court appointee, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, whether in or out of court.

Intellectual Property	rights in and in relation to Confidential Information, Know How, trademarks, service marks, trade and business names, logos and get up (including any and all goodwill associated with or attached to any of the same), domain names, patents, inventions (whether or not patentable), registered designs, design rights, copyrights (including rights in software) and moral rights, database rights, semi-conductor topography rights, utility models and all rights or forms of protection having an equivalent or similar nature or effect anywhere in the world, whether enforceable, registered, unregistered or registrable (including, where applicable, all applications for registration) and the right to sue for damages for past and current infringement (including passing off and unfair competition) in respect of any of the same.

Intellectual Property Rights	(a) copyright, patents, database rights, trade marks, designs, know-how and confidential information (whether registered or unregistered), (b) applications for registration, and rights to apply for registration, of any of the foregoing rights and (c) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world.

Term	Meaning

Intellectual Property Transfer Agreements	collectively, the Kelly Intellectual Property Transfer Agreement and the Temp Intellectual Property Transfer Agreement.

Intercompany Obligation	(a) with respect to any Kelly Entity, any loan, advance, Account Payable, dividend or distribution payable or other obligation owed to or by such Kelly Entity by or to Kelly or any of its Affiliates (other than another Kelly Entity) and (b) with respect to any Temp Entity, any loan, advance, Account Payable, dividend or distribution payable or other obligation owed to or by such Temp Entity by or to Temp or any of its Affiliates (other than another Temp Entity).

Interest	in relation to any person, any direct or indirect financial or commercial interest of that person or any of its Affiliates or relatives arising from any existing or proposed arrangement, contract, litigation or other proceeding between any Group Company and that person or any of its Affiliates, where such arrangement, contract, litigation or other proceeding can be reasonably considered to be material in the context of the business of the Group taken as a whole.

Joint Venture Agreement	the Joint Venture Agreement dated as of the date of the Transaction Agreement, the form of which is attached as Exhibit A to the Transaction Agreement.

Judgment	any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

Kelly Accounts	the statutory financial statements for the Kelly Entities for the fiscal years ended December 2014 (March 2015 in the case of Kelly India) and the unaudited interim management accounts for the Kelly Entities as of 30 June 2015.

Kelly Accounts Date	30 June 2015.

Kelly Australia	the Australia branch currently operated by Kelly Services (Australia) Ltd., a Delaware corporation.

Kelly Australia Newco	KSAU Pty Ltd, a corporation organized under the Laws of Australia.

Kelly Benefit Plan	any Contract, obligation, plan, program, fund, arrangement, policy, or customary practice (whether written or unwritten) maintained, sponsored, owed, adopted, contributed to, or followed by Kelly or any of its Affiliates providing compensation (other than salary), benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits to directors, officers, employees or agents employed or formerly employed or otherwise retained or formerly retained in the operation of the Kelly Entities or the Business (as the context requires), excluding any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee.

Term	Meaning

Kelly Carve-out Liability	(a) any “Excluded Liability” as defined in the Australia Reorganization Business Transfer Agreement and the New Zealand Reorganization Business Transfer Agreement, or (b) any “Assumed Liability” as defined in the India Reorganization Business Transfer Agreement, the Malaysia Reorganization Business Transfer Agreement and the Singapore Reorganization Business Transfer Agreement.

Kelly Closing Cash Amount	the sum of (a) the average Cash of the Kelly Entities (other than Kelly Australia Newco and Kelly New Zealand Newco), determined on a weekly basis as of the close of business on the last Business Day for each week, for the 60-day period ending on the last Business Day of the week immediately preceding the week in which Closing occurs plus (b) the amount of Cash assigned and transferred to Kelly Australia Newco and Kelly New Zealand Newco pursuant to the Australia Reorganization Business Transfer Agreement and the New Zealand Reorganization Business Transfer Agreement.

Kelly Closing Indebtedness Amount	the aggregate Indebtedness of the Kelly Entities as of the close of business on the Business Day immediately preceding the Closing Date.

Kelly Customer	a customer set out in the list attached as Schedule 5 to the Joint Venture Agreement, provided that Kelly may, acting reasonably, update such list within 5 Business Days before the end of every calendar quarter by the provision in writing of a revised list to Kelly and the Company.

Kelly Director	a director appointed by Kelly in accordance with the Constitution and “Kelly Directors” shall be construed accordingly.

Kelly Employee	an employee of Kelly or any of its Affiliates other than, on and after the Closing Date, a Group Company.

Kelly Entities	collectively, BTI India, the Company, Kelly Australia Newco, Kelly India, Kelly Indonesia, Kelly Malaysia, Kelly Malaysia BTI, Kelly Malaysia Subsidiary, Kelly New Zealand Newco, Kelly P-Serv, Kelly Singapore BTI, Kelly Thailand, Kelly Thailand BTI and Kelly Thailand Staffing.

Kelly Group	the group of companies comprising Kelly, any holding company from time to time of Kelly and any direct or indirect subsidiary of Kelly (excluding the Group Companies) or of any such holding company and “member of the Kelly Group” shall be construed accordingly. For the avoidance of doubt, the Kelly Group shall not include any current or future stockholder of Kelly or any direct or indirect subsidiary of any such stockholder (other than Kelly and its direct or indirect subsidiaries).

Kelly India	Kelly Services India Pvt. Ltd., a private limited company organized under the Laws of India.

Kelly India Newco	Kelly Outsourcing and Consulting Group India Private Limited, a private limited company organized under the Laws of India.

Term	Meaning

Kelly Indonesia	PT Kelly Services Indonesia, Ltd., a private limited company organized under the Laws of Indonesia.

Kelly Intellectual Property Transfer Agreement	the Intellectual Property Transfer Agreement, in substantially the form attached as Exhibit B to the Transaction Agreement.

Kelly Malaysia	Kelly Services (Malaysia) Sdn. Bnd., a private limited company organized under the Laws of Malaysia.

Kelly Malaysia BTI	Agensi Pekerjaan BTI Consultants Sdn. Bhd., a private limited company organized under the Laws of Malaysia.

Kelly Malaysia BTI Bumiputra Agreements	collectively, the Joint Venture Agreement, Loan Agreement, Deed of Waiver and related documents, each to be dated on or before the Closing Date, relating to the ownership interest in Kelly Malaysia BTI held by Kelly Malaysia Eradekad.

Kelly Malaysia Bumiputra Agreements	collectively, the Joint Venture Agreement, Loan Agreement, Deed of Waiver and related documents, each dated as of October 3, 2000, relating to the ownership interest in Kelly Malaysia held by Kelly Malaysia Eradekad.

Kelly Malaysia Eradekad	Eradekad Sdn. Bhd., a private limited company organized under the Laws of Malaysia.

Kelly Malaysia Kerjaya	Kerjaya Sukses Sdn. Bhd., a private limited company organized under the Laws of Malaysia.

Kelly Malaysia Newco	KellyOCG Malaysia Sdn. Bhd., a private limited company organized under the Laws of Malaysia.

Kelly Malaysia Subsidiary	Agensi Pekerjaan Kelly Search (Malaysia) Sdn. Bhd., a private limited company organized under the Laws of Malaysia.

Kelly New Zealand	the New Zealand branch currently operated by Kelly Services (NZ) Ltd., a Delaware corporation.

Kelly New Zealand Newco	KSNZ Pte Limited, a corporation organized under the Laws of New Zealand.

Kelly OCG Business	the business operations included as of the Closing Date as part of Kelly’s Outsourcing and Consulting Group business segment, including Business Process Outsourcing, Managed Service Provider solutions, Recruitment Process Outsourcing, independent contractor solutions and payroll process outsourcing.

Kelly Other Entities	Chayamitra Capital Company Ltd., Era Tenaga Sdn. Bhd., Kelly Malaysia Eradekad and Kelly Malaysia Kerjaya.

Kelly Properties	Kelly Properties, LLC, a Delaware limited liability company.

Term	Meaning

Kelly P-Serv	P-Serv Pte. Ltd, a private limited company organized under the Laws of Singapore.

Kelly Services Agreement	the Services Agreement, in substantially the form attached as Exhibit C to the Transaction Agreement.

Kelly Singapore BTI	BTI Consultants Pte. Ltd., a private company organized under the Laws of Singapore.

Kelly Singapore Newco	KellyOCG Singapore Pte. Ltd., a private limited company organized under the Laws of Singapore.

Kelly Staffing Business	all business operations that are not part of the Kelly OCG Business.

Kelly Thailand	Kelly Services Holding (Thailand) Co. Ltd., a private limited company organized under the Laws of Thailand.

Kelly Thailand BTI	BTI Executive Placement (Thailand) Co. Ltd., a private limited company organized under the Laws of Thailand.

Kelly Thailand Staffing	Kelly Services Staffing and Recruitment (Thailand) Co. Ltd., a private limited company organized under the Laws of Thailand.

KPMG Singapore	KPMG Services Pte. Ltd. (Registration No: 200003956G), a Singapore incorporated company.

KSG	means PERSOLKELLY Singapore Pte. Ltd. (previously, Kelly Services (Singapore) Pte. Ltd.; Company Registration No. 200007268E), a company incorporated in Singapore and having its registered office at 8 Marina View, #11-01 Asia Square Tower 1, Singapore 018960;

Know How	all unpatented, secret, substantial and identified know how, expertise, technical or other information including all related ideas, concepts, methods, inventions, discoveries, data, formulae, processes, techniques and specifications.

Law	any constitution, law, statute, treaty, rule, regulation, ordinance, code or other legal requirement of any jurisdiction.

Liability	any liability or obligation, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

Term	Meaning

Loss	any direct or actual losses, damages, Liabilities, settlement payments, judgments, awards, fines, penalties, Tax, fees (including reasonable attorney or other professional fees and expenses), charges, costs (including reasonable out-of-pocket cost of investigation) or expenses incurred by or imposed on the specified Person, but excluding any special, incidental, indirect, exemplary, punitive or consequential damages, lost sales, revenues or profits, diminution of value or damages calculated as a multiple of sales, revenues, profits or other measures (except to the extent such excluded damages or other items are imposed on such specified Person by an unaffiliated third party).

Other Related Business	job board, job search engine, resume search (CV database) and other HR-related businesses predominantly based on or otherwise utilising any new technology developed or launched after Closing Date.

Outside Date	has the meaning given in Section 8.1(e) of the Transaction Agreement.

Parties	the parties to this Agreement and “Party” means any one of them.

Persol	means Persol Holdings Co., Ltd., a company incorporated in Japan whose registered office is at 2-1-1 Yoyogi, Shibuya-ku, Tokyo, Japan

Person	an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

Post-Closing Business Employee	any Business Employee employed in a Deferred Jurisdiction whose intended transfer to the Company or any Group Company is to occur after the Closing Date.

Pre-Closing Period	any Tax period ending on or before the Closing Date including any portion of a Straddle Period ending on or before the Closing Date.

Principal Jurisdictions	collectively, Australia, Malaysia and Singapore.

Proceeding	any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

Recoverable GST	GST that is invoiced by the seller/transferor of an asset or group of assets, but which may be recovered via an input credit or otherwise by the purchaser/transferee against that Person’s GST liability.

Recruitment Process Outsourcing	the full or partial outsourcing of the internal recruitment function to a third party specialist provider, which serves to provide the necessary skills, activities, tools, technologies, related recruitment supply chain partners and process methodologies to assume the role of the client’s recruiting department by owning and managing its recruitment process and related recruitment supply chain partner relationships.

Term	Meaning

Relevant Accounting Standards	in relation to any accounts or management accounts or any balance sheet or profit and loss account of any company or other entity, generally accepted accounting principles in Singapore.

Reorganization	the transactions contemplated by the Reorganization Business Transfer Agreements.

Reorganization Business Transfer Agreements	collectively, the Australia Reorganization Business Transfer Agreement, the India Reorganization Business Transfer Agreement, the Malaysia Reorganization Business Transfer Agreement, the New Zealand Reorganization Business Transfer Agreement and the Singapore Reorganization Business Transfer Agreement.

Services Agreements	collectively, the Kelly Services Agreement and the Temp Services Agreement.

Shares	the shares in the capital of the Company.

Staffing Services	(a) temporary staffing, contract staffing, placement services (including executive search) and payroll processing, (b) the outsourcing of specific business processes or tasks to third party service providers, including functions such as data entry, helpdesk and call centre support, (c) HR consulting and (d) Other Related Business relating to services of the types specified in the foregoing clauses (a), (b) and (c).

Straddle Period	any Tax period beginning on or before the Closing Date and ending after the Closing Date.

Subsidiary	in relation to a company, a company of which it has Control for the time being.

Tax or Taxes	(a) all taxes, direct or indirect, duties, levies, fees, assessments, contributions, deficiencies, delinquencies, assessment tariffs and charges of any kind, whether payable directly or by withholding, including income, property, sales, use, customs, value added, consumption, employment, gains, and social security taxes, together with any interest, fines, surcharges or penalties thereto, imposed, assessed or collected by or under the authority of any Governmental Authority, and (b) any liability for the payment of any amounts of the type described in clause (a) above as a result of being a member of a consolidated, combined, unitary or aggregate group for any taxable period and any liability for the payment of any amounts of the type described above or as a result of being a transferee or successor to any Person or as a result of any obligation to indemnify any other Person or payable pursuant to any tax sharing agreement or any other agreement the primary subject of which relates to the sharing or payment of any such amount, including any joint and several Tax liability or any secondary Tax liability in respect of any primary Tax liability under applicable Tax Laws.

Temp Accounts	the statutory financial accounts for the Temp Entities for the fiscal year ended 31 December 2014 (other than Temp First Alliances where the accounts are unaudited) and the unaudited interim management accounts for the Temp Entities as of 30 September 2015.

Term	Meaning

Temp Accounts Date	30 September 2015.

Tax Authority or Tax Authorities	any Governmental Authority competent to impose any liability in respect of Tax or responsible for the administration or collection of Tax or enforcement of any law in relation to Tax.

Tax Return	any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Temp Benefit Plan	any Contract, obligation, plan, program, fund, arrangement, policy, or customary practice (whether written or unwritten) maintained, sponsored, owed, adopted, contributed to, or followed by Temp or any of its Affiliates providing compensation (other than salary), benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits to directors, officers, employees or agents employed or formerly employed or otherwise retained or formerly retained in the operation of the Temp Entities, excluding any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee.

Temp Capita	Capita Pte. Ltd., a limited exempt private company organized under the Laws of Singapore.

Temp Capita Holdings	Capitaglobal Holdings Pte. Ltd., a limited private company organized under the Laws of Singapore.

Temp Capita Search	Capita Search Pte. Ltd., a limited private company organized under the Laws of Singapore.

Temp Closing Cash Amount	the average Cash of the Temp Entities , determined on a weekly basis as of the close of business on the last Business Day for each week, for the 60-day period ending on the last Business Day of the week immediately preceding the week in which Closing occurs.

Temp Closing Indebtedness Amount	the aggregate Indebtedness of the Temp Entities as of the close of business on the Business Day immediately preceding the Closing Date.

Temp Director	a director appointed by Temp in accordance with the Constitution and “Temp Directors” shall be construed accordingly.

Temp Employee	an employee of Temp or any of its Affiliates other than, on and after the Closing Date, a Temp Entity or a Group Company.

Term	Meaning

Temp Entities	collectively, Temp Capita, Temp Capita Holdings, Temp Capita Search, Temp First Alliances, Temp Indonesia, Temp Malaysia Global, Temp Malaysia Outsourcing, Temp Singapore, Temp Vietnam and TSISA.

Temp First Alliances	First Alliances Co., Ltd. a company organized under the Laws of Vietnam.

Temp Group	the group of companies comprising Temp, any holding company from time to time of Temp and any direct or indirect subsidiary of Temp (excluding the Group Companies) or of any such holding company and “member of the Temp Group” shall be construed accordingly.

Temp Indonesia	PT Intelligence HRSolutions Indonesia, a company organized under the Laws of Indonesia.

Temp International	Temp International Co., Ltd., a company organized under the Laws of Japan.

Temp Intellectual Property Transfer Agreement	the Intellectual Property Transfer Agreement, in substantially the form attached as Exhibit D to the Transaction Agreement.

Temp Malaysia Bumiputra Agreements	collectively, the Joint Venture Agreement, Loan Agreement, Deed of Waiver and related documents, each dated as of October 5, 2015, relating to the ownership interest in Temp Malaysia Global held by Temp Malaysia MSSB.

Temp Malaysia Global	Capita Global Sdn. Bhd., a private company limited by shares organized under the Laws of Malaysia.

Temp Malaysia MSSB	Mytalent Solutions Sdn. Bhd., a private limited company organized under the Laws of Malaysia.

Temp Malaysia Outsourcing	Capita Global Outsourcing Sdn. Bhd., a private company limited by shares organized under the Laws of Malaysia.

Temp Other Entity	Temp Malaysia MSSB.

Temp Services Agreement	the Services Agreement, in substantially the form attached as Exhibit E to the Transaction Agreement, to be entered into between Temp and the Company on the Closing Date.

Temp Singapore	Intelligence Asia Pte. Ltd., a limited private company organized under the Laws of Singapore.

Temp Vietnam	Intelligence Vietnam Co., Ltd., a company organized under the Laws of Vietnam.

Termination Deed	a termination deed in respect of the Joint Venture Agreement between Kelly, Temp International and TS Kelly dated as of 24 July, 2012, substantially in the form attached as Exhibit F to the Transaction Agreement.

Term	Meaning

Territory	Bangladesh, Bhutan, Brunei Darussalam, Cambodia, China, East Timor, the Federated States of Micronesia, Fiji, Hong Kong, India, Indonesia, Kiribati, Laos, Macau, Malaysia, Maldives, Marshall Islands, Mongolia, Myanmar, Nepal, Palau, Pakistan, Papua New Guinea, the Philippines, Samoa, Singapore, Solomon Islands, South Korea, Sri Lanka, Taiwan (Republic of China), Thailand, Tonga, Tuvalu, Vanuatu and Vietnam and such other area as may from time to time be agreed between the Parties in writing.

TOGC	the transfer of a collection of assets comprising the transfer of a going concern such that no GST is imposed under applicable Law.

Transaction Agreement	the Transaction Agreement between Kelly and Temp dated on or around 11 April, 2016.

Transaction Documents	this Agreement, the Ancillary Agreements and any documents entered into in connection with this Agreement or the Ancillary Agreements.

Transfer Date	the date on which an individual first becomes employed by the Company or a Group Company.

Transfer Tax	all federal, state, local and foreign transfer, documentary, sales, excise, use, value-added, stamp, registration, recording, escrow, real and personal property or stock transfer tax, and other such similar Taxes and fees (including any penalties and interest) applicable to, imposed upon, arising out of, or incurred in connection with this Agreement or the transactions contemplated hereby, but excluding Recoverable GST, withholding tax and capital gains tax.

TSISA	TS Intelligence South Asia Holdings Pte. Ltd., a limited private company organized under the Laws of Singapore.

TS Kelly	TS Kelly Workforce Solutions Ltd., a company organized under the Laws of Hong Kong.

Execution

Executed as an agreement.

Signed for and on behalf of Kelly Services, Inc. by:	) ) )

/s/ Peter W. Quigley
Signature

Peter W. Quigley President and Chief Executive Officer

Signed for and on behalf of Persol Asia Pacific Pte. Ltd. by:	) ) )

/s/ Takayuki Yamazaki
Signature

Takayuki Yamazaki Director and CEO

Signed for and on behalf of PERSOLKELLY Pte. Ltd. by:	) ) )

/s/ Takayuki Yamazaki
Signature

Takayuki Yamazaki Director and Chairman